Exhibit 99.1

NEWS RELEASE

RANGE ANNOUNCES FIRST QUARTER 2016 RESULTS

FORT WORTH, TEXAS, APRIL 28, 2016…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its first quarter financial results.

Highlights –

•	Unit costs reduced by 10%, or $0.29 per mcfe compared to prior-year quarter
•	Completed and contracted asset sales announced totaling approximately $190 million of proceeds
•	Absolute debt levels reduced by $631 million over the last twelve months
•	Existing $3 billion bank credit facility borrowing base unanimously reaffirmed by all 29 banks
•	Marcellus production up 17% over prior-year quarter
•	Well productivity drives production towards high-end of annual guidance
•	Range becomes the first North American company to export ethane to Europe
•	Peer-leading Marcellus well costs driven by operational improvements
•	Recently completed Utica dry gas well appears to be one of the best in the play based on early data

Commenting, Jeff Ventura, the Company’s CEO said, “Range continues to achieve excellent operational results with unit costs declining by 10% year-over-year and significant operational efficiency gains being realized.  The improvements in our unit cost structure combined with our best-in-class well costs make Range resilient in the continued challenging commodity price environment.  As testament to that, Range’s 29 member bank group unanimously reaffirmed our $3 billion borrowing base, despite Range selling our Nora assets at the end of 2015, which represented approximately 9% of our total company reserves at the time.

“The start of Mariner East during the quarter was a monumental event for Range, as the first North American company to export ethane to Europe.  Range’s ability to export NGLs will be increasingly valuable during periods of local oversupply like we saw in 2015 and periods when international prices are more favorable.  Since the beginning of the year, we have seen improved pricing for condensate and NGLs, and sentiment seems to be more optimistic regarding potential improvements in natural gas fundamentals and pricing.  Range’s shallow decline base of Marcellus production and concentrated, stacked-pay acreage allows for capital efficient drilling opportunities throughout the commodity price cycle and positions us well to drive shareholder value for years to come.”

Financial Discussion

Except for generally accepted accounting principles (“GAAP”) reported amounts, specific expense categories exclude non-cash impairments, unrealized mark-to-market gain or loss on derivatives, non-cash stock compensation and other items shown separately on the attached tables.  “Unit costs” as used in this release are composed of direct operating, transportation, gathering and compression, production and ad valorem taxes, general and administrative, interest and depletion, depreciation and amortization costs divided by production.  See “Non-GAAP Financial Measures” for a definition of each of the non-GAAP financial measures and the tables that reconcile each of the non-GAAP measures to their most directly comparable GAAP financial measure.

Asset Sales

Range closed the sale of its Bradford County non-operated Marcellus assets on March 28, 2016 and received approximately $110 million of proceeds.  The Company sold an average working interest of 23% covering approximately 10,900 net acres with net production of approximately 22 Mmcf per day, which is included in our reported first quarter results through closing.

In April, Range signed a purchase and sale agreement for certain assets located in central Oklahoma for approximately $77 million, which is expected to close in the second quarter.  The assets consist of approximately 9,200 net acres and approximately 5 Mmcfe per day of net production from approximately 200 wells in Blaine, Canadian and Kingfisher Counties.  Following the closing of this sale, the Company will still own approximately 19,000 net acres in central Oklahoma.  The retained acreage, which is primarily held by production, is in the northern extension of the STACK play and includes Osage and other reservoir targets.  Multiple tests are currently being drilled near Range’s acreage.

Bank Credit Facility

The Company’s existing $3 billion borrowing base and $2 billion commitment amount under its $4 billion bank credit facility were unanimously reaffirmed by its 29 lenders with no changes to the financial covenants.  The credit facility matures on October 16, 2019 and is subject to annual redeterminations, which are required to be completed by May of each year.   The balance drawn under the credit facility at March 31, 2016 was $31 million.

First Quarter 2016

GAAP revenues for the first quarter of 2016 totaled $331 million (28% decrease compared to first quarter 2015), GAAP net cash provided from operating activities including changes in working capital was $87 million (a 58% decrease as compared to first quarter 2015) and GAAP earnings were a loss of $92 million ($0.55 loss per diluted share) versus earnings of $28 million ($0.16 per diluted share) in the prior-year quarter.  First quarter 2016 results included a $43 million proved property impairment related to legacy assets in Oklahoma.  First quarter 2016 also included $87 million in derivative gains due to decreased commodity prices, compared to a $123 million gain in 2015 and deferred compensation plan expense of $16 million compared to $6 million of gains in the prior-year quarter.

Non-GAAP revenues for first quarter 2016 totaled $354 million (19% decrease compared to first quarter 2015), cash flow from operations before changes in working capital, a non-GAAP measure, was $99 million.  Adjusted net income comparable to analysts’ estimates, a non-GAAP measure, was a loss of $17 million ($0.10 loss per diluted share) for the first quarter 2016 compared to earnings of $31 million ($0.19 per diluted share) in the prior-year quarter.  The Company’s total unit costs decreased by $0.29 per mcfe, or 10%, compared to the prior-year quarter, as shown below:

Expenses	1Q 2016 (per mcfe)	1Q 2015 (per mcfe)	Increase (Decrease)

Direct operating	$ 0.19	$ 0.30	(37%)
Transportation, gathering and compression	1.00	0.75	33%
Production and ad valorem taxes	0.05	0.08	(38%)
General and administrative	0.23	0.31	(26%)
Interest expense	0.30	0.33	(9%)
Total cash unit costs(a)	1.76	1.77	(1%)
Depletion, depreciation and amortization	0.96	1.23	(22%)
Total unit costs(a)	$ 2.71	$ 3.00	(10%)
(a) Totals may not add due to rounding

First quarter 2016 natural gas, NGLs and oil price realizations (including the impact of cash-settled hedges and derivative settlements which correspond to analysts’ estimates) averaged $2.54 per mcfe, a 28% decrease from the prior-year quarter.  Additional detail on commodity price realizations can be found in the Supplemental Tables provided on the Company’s website.

•

Production and realized prices by each commodity for first quarter 2016 were:  natural gas – 933 Mmcf per day ($2.69 per mcf), NGLs – 65,656 barrels per day ($10.22 per barrel) and crude oil and condensate – 9,278 barrels per day ($35.49 per barrel).  Total first quarter production was 1,382 Mmcfe per day ($2.54 per mcfe).

•

The first quarter average natural gas price, before all hedging settlements, was $1.68 per mcf as compared to $2.84 per mcf in the prior-year quarter.  NYMEX natural gas financial hedges increased realizations $0.90 per mcf in the first quarter of 2016.  The average Company natural gas price differential including the impact of basis hedges for the first quarter was ($0.31) per mcf compared to ($0.24) per mcf in the prior-year quarter.

•

Total NGL pricing per barrel including ethane and processing expenses before realized cash-settled hedging improved to 25% of WTI ($8.40 per barrel) compared to 23% of WTI ($11.16 per barrel) in the prior-year quarter.  Hedging increased NGL prices by $1.82 per barrel in the first quarter.

•

Crude oil and condensate price realizations, before realized hedges, for the first quarter averaged $20.00 per barrel, or $13.56 below WTI, compared to $16.19 below WTI in the prior-year quarter.  Hedging added $15.49 per barrel in the first quarter.

Capital Expenditures

First quarter 2016 drilling expenditures of $130 million funded the drilling of 24 (22 net) wells.  A 100% success rate was achieved.  In addition, during the quarter, $5 million was incurred on acreage purchases, $1 million on gas gathering systems and $4 million on exploration expense.   Range is on target with its $495 million capital budget for 2016.  The Company expects to average three rigs running throughout 2016.

Operational Discussion

Range has updated its investor presentation with first quarter financial and operational results.  Please see www.rangeresources.com under the Investors tab, “Company Presentations” area, for the presentation entitled, “Company Presentation – April 28, 2016.”

Marcellus Shale

Production for the first quarter averaged approximately 1,330 net Mmcfe per day for the Marcellus Shale divisions, a 17% increase over the prior-year quarter.  The Southern Marcellus Shale Division averaged 1,097 net Mmcfe per day during the quarter, a 24% increase over the prior-year quarter.  The Northern Marcellus Shale Division averaged 233 net Mmcf per day during the quarter, an 8% decrease over the prior-year quarter.

The table below summarizes first quarter activity and the number of wells expected to be turned in line (TIL) for the remainder of 2016:

	Wells TIL - First Quarter 2016	Remaining 2016 Wells to sales	Planned Total Wells to sales in 2016
Super-Rich area	8	5	13
Wet area	9	29	38
Dry- SW	10	28	38
Dry- NE	12	3	15
Total Marcellus/Utica	39	65	104

Operational efficiency gains continued in the first quarter.  In the southern division, Range completed 1,324 stages during the quarter averaging over 7 stages per day per crew, which is a 9% improvement compared to the prior-year quarter.  During the quarter, the Company drilled 50% more lateral feet per day per rig, on average, when compared to the prior-year quarter.  This drilling improvement helped lower drilling costs per foot by 20%.  These and other efficiencies have driven Range’s normalized (per 1,000 feet of lateral) well costs, including surface facility costs, lower than any other Marcellus peer, as shown in the latest Company presentation.

Range also completed its third dry gas Utica well in southwestern Pennsylvania during the quarter.  After producing to sales for approximately 30 days, the well is currently shut-in, waiting for completion of surface facilities and allowing for extended bottom-hole pressure buildup.  Early data suggests this well is more productive and lower cost compared to the Company’s first two Utica wells.  After the installation of the production facilities is complete, the well is expected to be brought back on line at a constant, constrained rate of production.  Range has approximately 400,000 acres in southwest Pennsylvania which it considers prospective for Utica development.  While results from the Company’s dry Utica wells are encouraging, Range will continue to focus capital on its prolific Marcellus acreage position that has been de-risked by thousands of wells, some with up to 10 years of production history.

Marcellus Shale Marketing and Transportation

The Mariner East project continued to progress in the first quarter, as the first ethane ship, the JIS INEOS Intrepid, was loaded in March.  The Company is now selling ethane under a long-term contract at Marcus Hook to INEOS for use in its European petrochemical facilities.  As part of the finalization of Mariner East, the propane-loading facilities have also been upgraded, which will allow larger VLGC carriers to load liquefied propane gas (LPG) at Marcus Hook.  The first VLGC shipment of Range propane also occurred in March, making Range a first-mover amongst producers in waterborne propane and expanding the Company’s international marketing opportunities.  By utilizing larger LPG carriers, the Company expects to lower the cost of shipping to international markets, realizing better netback pricing for its propane.  In addition, Range has hedged the premium spread between the Mont Belvieu propane index and the respective European and Asian propane market indexes on approximately one-third of anticipated propane sales for the remainder of 2016.

Range's marketing team was able to optimize the Company’s firm transportation as well as released capacity from other producers to improve cash flow during the first quarter.  This is reflected in the income statement through improved Brokered natural gas, marketing and other net revenue for the quarter.  This improved cash flow helped to partially offset natural gas basis differentials that were weaker than anticipated given the record warm winter.  Range expects full-year natural gas differentials to range between $0.40 and $0.45 for 2016.   Brokered natural gas marketing net expense could approximate $3 million for the second quarter, driven by periodic opportunities in the market.

Guidance

Production per day Guidance

Production for the entire 2016 year has been increased to the high-end of previous guidance to average 1,410 to 1,420 Mmcfe per day after all announced asset sales.  Production for the second quarter of 2016 is expected to be approximately 1,410 Mmcfe per day with 32% to 35% liquids.

Second Quarter 2016 Expense Guidance

Direct operating expense:	$0.22 - $0.23 per mcfe
Transportation, gathering and compression expense:	$1.03 - $1.05 per mcfe
Production tax expense:	$0.05 - $0.06 per mcfe
Exploration expense:	$5.0 - $7.0 million
Unproved property impairment expense:	$11.0 - $13.0 million
G&A expense:	$0.23 - $0.25 per mcfe
Interest expense:	$0.30 - $0.31 per mcfe
DD&A expense:	$0.96 - $0.98 per mcfe
Net Brokered Gas Marketing Expense	~$3 million

2016 Annual Differential Guidance

Based on current market pricing indications, Range would expect to average the following pre-hedge differentials for its 2016 production.

Natural Gas:	NYMEX minus $0.40 - $0.45
Natural Gas Liquids (including ethane):	23% - 25% of WTI
Oil/Condensate:	WTI minus $13 - $14

Hedging Status

Range hedges portions of its expected future production volumes to increase the predictability of cash flow.  Range currently has approximately 80% of its expected 2016 natural gas production hedged at a weighted average floor price of $3.24 per mcf.  Similarly, Range has hedged approximately 60% of its 2016 projected crude oil production at a floor price of $59.92 and approximately 50% of its composite NGL production.  In addition, Range has begun hedging its 2017 and 2018 production.   Please see Range’s detailed hedging schedule posted at the end of the financial tables below and on its website at www.rangeresources.com.

Range has hedged Marcellus and other basis differentials covering 143,452 Mmbtu per day for April 2016 through March 2017.  The fair value of the basis hedges based upon future strip prices as of March 31, 2016 was a gain of approximately $640,000.

Range has also hedged the premium spread between the Mont Belvieu propane index and the respective European and Asian propane market indexes on approximately one-third of anticipated LPG sales for the remainder of 2016.  The fair value of these hedges based upon future strip prices as of March 31, 2016 was a gain of approximately $2.5 million.

Conference Call Information

A conference call to review the financial results is scheduled on Friday, April 29 at 9:00 a.m. ET. To participate in the call, please dial 877-407-0778 and ask for the Range Resources first quarter 2016 financial results conference call. A replay of the call will be available through May 29. To access the phone replay dial 877-660-6853. The conference ID is 13633410.

A simultaneous webcast of the call may be accessed at www.rangeresources.com. The webcast will be archived for replay on the Company's website until May 29.

Non-GAAP Financial Measures

Adjusted net income or loss comparable to analysts’ estimates as set forth in this release represents income or loss before income taxes adjusted for certain non-cash items (detailed in the accompanying table) less income taxes.  We believe adjusted net income comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions and evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Diluted earnings per share (adjusted) as set forth in this release represents adjusted net income comparable to analysts’ estimates on a diluted per share basis.  A table is included which reconciles income or loss to adjusted net income (loss) comparable to analysts’ estimates and diluted earnings per share (adjusted).  On its website, the Company provides additional comparative information on prior periods along with non-GAAP revenue disclosures.

Cash flow from operations before changes in working capital (sometimes referred to as “adjusted cash flow”) as defined in this release represents net cash provided from operating activities before changes in working capital and exploration expense adjusted for certain non-cash compensation items.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.  A table is included which reconciles Net cash from operating activities to Cash flow from operations before changes in working capital as used in this release.  On its website, the Company provides additional comparative information on prior periods for cash flow, cash margins and non-GAAP earnings as used in this release.

The cash prices realized for oil and natural gas production including the amounts realized on cash-settled derivatives and net of transportation, gathering and compression expense is a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Due to the GAAP disclosures of various derivative transactions and third-party transportation, gathering and compression expense, such information is now reported in various lines of the statement of operations.  The Company believes that it is important to furnish a table reflecting the details of the various components of each statement of operations line to better inform the reader of the details of each amount and provide a summary of the realized cash-settled amounts and third-party transportation, gathering and compression expense which historically were reported as natural gas, NGLs and oil sales.  This information is intended to bridge the gap between various readers’ understanding and fully disclose the information needed.

The Company discloses in this release the detailed components of many of the single-line items shown in the GAAP financial statements included in the Company’s Quarterly Report on Form 10-Q.  The Company believes that it is important to furnish this detail of the various components comprising each line of the Statements of Operations to better inform the reader of the details of each amount, the changes between periods and the effect on its financial results.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in stacked-pay projects in the Appalachian Basin. The Company is headquartered in Fort Worth, Texas.  More information about Range can be found at www.rangeresources.com.

All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future well costs, expected asset sales, well productivity, expected production, future liquidity and financial resilience, anticipated exports and related financial impact, NGL market supply and demand, improving commodity fundamentals and pricing, future capital efficiencies, future shareholder value, emerging plays, capital spending, anticipated drilling and completion activity, acreage prospectivity, expected pipeline utilization, expected NGL ship loading and associated costs and future guidance information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and Range's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of actual drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range's filings with the Securities and Exchange Commission ("SEC"), which are incorporated by reference.

In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102.  You can also obtain this Form 10-K on the SEC’s website at www.sec.gov or by calling the SEC at 1-800-SEC-0330.

2016-07

SOURCE:   Range Resources Corporation

Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

David Amend, Investor Relations Manager

817-869-4266

damend@rangeresources.com

Michael Freeman, Senior Financial Analyst

817-869-4264

mfreeman@rangeresources.com

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

mpitzarella@rangeresources.com

www.rangeresources.com

RANGE RESOURCES CORPORATION

STATEMENTS OF OPERATIONS
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2016	2015	%
Revenues and other income:
Natural gas, NGLs and oil sales (a)	$ 209,487	$ 325,483
Derivative fair value (loss)/income	86,908	122,839
Brokered natural gas, marketing and other (b)	34,858	14,433
ARO settlement gain (loss) (b)	(2)	(2)
Other (b)	162	54
Total revenues and other income	331,413	462,807	-28%

Costs and expenses:
Direct operating	23,466	36,251
Direct operating – non-cash stock-based compensation (c)	588	886
Transportation, gathering and compression	125,263	89,426
Production and ad valorem taxes	5,887	9,928
Brokered natural gas and marketing	36,042	21,056
Brokered natural gas and marketing – non-cash stock-	516	506
based compensation (c)
Exploration	4,223	7,154
Exploration – non-cash stock-based compensation (c)	690	732
Abandonment and impairment of unproved properties	10,628	11,491
General and administrative	28,423	36,663
General and administrative – non-cash stock-based	11,113	11,080
compensation (c)
General and administrative – lawsuit settlements	921	336
General and administrative – bad debt expense	200	250
Termination costs	162	4,663
Termination costs – non-cash stock-based compensation (c)	-	1,287
Deferred compensation plan (d)	16,056	(5,624)
Interest expense	37,739	39,207
Depletion, depreciation and amortization	120,561	147,290
Impairment of proved properties and other assets	43,040	-
Loss on sale of assets	1,643	175
Total costs and expenses	467,161	412,757	13%

(Loss) income before income taxes	(135,748)	50,050	-371%

Income tax (benefit) expense:
Current	-	-
Deferred	(44,038)	22,366
	(44,038)	22,366

Net (loss) income	$ (91,710)	$ 27,684	-431%

Net (Loss) Income Per Common Share:

Basic	$ (0.55)	$ 0.16
Diluted	$ (0.55)	$ 0.16

Weighted average common shares outstanding, as reported:
Basic	166,803	166,039	0%
Diluted	166,803	166,066	0%

(a)   See separate natural gas, NGLs and oil sales information table.

(b)   Included in Brokered natural gas, marketing and other revenues in the 10-Q.

(c)   Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(d)   Reflects the change in market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION

BALANCE SHEETS
(In thousands)	March 31,	December 31,
	2016	2015
	(Unaudited)	(Audited)
Assets
Current assets	$ 130,647	$ 157,530
Derivative assets	266,509	288,762
Natural gas and oil properties, successful efforts method	6,216,744	6,361,305
Transportation and field assets	17,872	19,455
Other	73,378	72,979
	$6,705,150	$6,900,031

Liabilities and Stockholders’ Equity
Current liabilities	$ 322,971	$ 335,513
Asset retirement obligations	15,071	15,071
Derivative liabilities	192	1,136

Bank debt	23,149	86,427
Senior notes	738,362	738,101
Senior subordinated notes	1,827,554	1,826,775
Total debt	2,589,065	2,651,303

Deferred tax liability	735,971	777,947
Derivative liabilities	1,270	21
Deferred compensation liability	115,152	104,792
Asset retirement obligations and other liabilities	254,114	254,590

Common stock and retained earnings	2,673,215	2,761,903
Common stock held in treasury stock	(1,871)	(2,245)
Total stockholders’ equity	2,671,344	2,759,658
	$6,705,150	$6,900,031

RECONCILIATION OF TOTAL REVENUES AND OTHER INCOME TO TOTAL REVENUE EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands)	Three Months Ended March 31,
	2016	2015	%

Total revenues and other income, as reported	$331,413	$462,807	-28%
Adjustment for certain special items:
Total change in fair value related to derivatives prior to	22,558	(25,349)
settlement (gain) loss
ARO settlement (gain) loss	2	2
Total revenues, as adjusted, non-GAAP	$353,973	$437,460	-19%

RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited, in thousands)	Three Months Ended March 31,
	2016	2015

Net (loss) income	$(91,710)	$27,684
Adjustments to reconcile net cash provided from continuing operations:
Deferred income tax (benefit) expense	(44,038)	22,366
Depletion, depreciation, amortization and impairment	163,601	147,290
Exploration dry hole costs	-	103
Abandonment and impairment of unproved properties	10,628	11,491
Derivative fair value income	(86,908)	(122,839)
Cash settlements on derivative financial instruments that do not qualify for hedge accounting	109,466	97,490
Allowance for bad debts	200	250
Amortization of deferred issuance costs, loss on extinguishment of debt, and other	1,707	1,358
Deferred and stock-based compensation	29,128	9,218
Loss on sale of assets and other	1,643	175

Changes in working capital:
Accounts receivable	18,752	54,435
Inventory and other	5,333	(1,072)
Accounts payable	11,922	7,098
Accrued liabilities and other	(42,300)	(44,409)
Net changes in working capital	(6,293)	16,052
Net cash provided from operating activities	$87,424	$210,638

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)	Three Months Ended March 31,
	2016	2015

Net cash provided from operating activities, as reported	$87,424	$210,638
Net changes in working capital	6,293	(16,052)
Exploration expense	4,223	7,051
Lawsuit settlements	921	336
Termination costs	162	4,663
Non-cash compensation adjustment	(84)	(103)
Cash flow from operations before changes in working capital – a non-GAAP measure	$98,939	$206,533

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)	Three Months Ended March 31,
	2016	2015
Basic:
Weighted average shares outstanding	169,584	168,861
Stock held by deferred compensation plan	(2,781)	(2,822)
Adjusted basic	166,803	166,039

Dilutive:
Weighted average shares outstanding	169,584	168,861
Dilutive stock options under treasury method	(2,781)	(2,795)
Adjusted dilutive	166,803	166,066

RANGE RESOURCES CORPORATION

RECONCILIATION OF NATURAL GAS, NGLs AND OIL SALES AND DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED CASH REALIZED NATURAL GAS, NGLs AND OIL PRICES WITH AND WITHOUT THIRD PARTY TRANSPORTATION, GATHERING AND COMPRESSION FEES, a non-GAAP measure

(Unaudited, in thousands, except per unit data)	Three Months Ended March 31,
	2016	2015	%
Natural gas, NGL and oil sales components:
Natural gas sales	$142,435	$228,740
NGL sales	50,162	59,811
Oil sales	16,890	36,932
Total oil and gas sales, as reported	$209,487	$325,483	-36%

Derivative fair value income (loss), as reported:	$86,908	$122,839
Cash settlements on derivative financial instruments – (gain) loss:
Natural gas	(85,515)	(55,869)
NGLs	(10,878)	(5,595)
Crude Oil	(13,073)	(36,026)
Total change in fair value related to derivatives prior to settlement, a non-GAAP measure	$(22,558)	$25,349

Transportation, gathering and compression components:
Natural gas	$92,592	$76,527
NGLs	32,671	12,899
Total transportation, gathering and compression, as reported	$125,263	$89,426

Natural gas, NGL and oil sales, including cash-settled derivatives: (c)
Natural gas sales	$227,950	$284,609
NGL sales	61,040	65,406
Oil sales	29,963	72,958
Total	$318,953	$422,973	-25%

Production of oil and gas during the periods (a):
Natural gas (mcf)	84,867,370	80,500,036	5%
NGL (bbl)	5,974,734	5,359,276	11%
Oil (bbl)	844,341	1,138,960	-26%
Gas equivalent (mcfe) (b)	125,781,820	119,489,452	5%

Production of oil and gas – average per day (a):
Natural gas (mcf)	932,608	894,445	4%
NGL (bbl)	65,656	59,548	10%
Oil (bbl)	9,278	12,655	-27%
Gas equivalent (mcfe) (b)	1,382,218	1,327,661	4%

Average prices, including cash-settled hedges that qualify for hedge accounting before third party transportation costs:
Natural gas (mcf)	$ 1.68	$ 2.84	-41%
NGL (bbl)	$ 8.40	$ 11.16	-25%
Oil (bbl)	$ 20.00	$ 32.43	-38%
Gas equivalent (mcfe) (b)	$ 1.67	$ 2.72	-39%

Average prices, including cash-settled hedges and derivatives before third party transportation costs: (c)
Natural gas (mcf)	$ 2.69	$ 3.54	-24%
NGL (bbl)	$ 10.22	$ 12.20	-16%
Oil (bbl)	$ 35.49	$ 64.06	-45%
Gas equivalent (mcfe) (b)	$ 2.54	$ 3.54	-28%

Average prices, including cash-settled hedges and derivatives: (d)
Natural gas (mcf)	$ 1.59	$ 2.58	-38%
NGL (bbl)	$ 4.75	$ 9.80	-52%
Oil (bbl)	$ 35.49	$ 64.06	-45%
Gas equivalent (mcfe) (b)	$ 1.54	$ 2.79	-45%

Transportation, gathering and compression expense per mcfe	$ 1.00	$ 0.75	33%

(a)   Represents volumes sold regardless of when produced.

(b)   Oil and NGLs are converted at the rate of one barrel equals six mcfe based upon the approximate relative energy content of oil to natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(c)   Excluding third party transportation, gathering and compression costs.

(d)   Net of transportation, gathering and compression costs.

RANGE RESOURCES CORPORATION

RECONCILIATION OF INCOME BEFORE INCOME TAXES AS REPORTED TO INCOME BEFORE INCOME TAXES EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)	Three Months Ended March 31,
	2016	2015	%

(Loss) income before income taxes, as reported	$(135,748)	$50,050	-371%
Adjustment for certain special items:
Loss on sale of assets	1,643	175
Loss on ARO settlements	2	2
Change in fair value related to derivatives prior to settlement	22,558	(25,349)
Abandonment and impairment of unproved properties	10,628	11,491
Impairment of proved property and other assets	43,040	-
Lawsuit settlements	921	336
Termination costs	162	4,663
Termination costs – non-cash stock-based compensation	-	1,287
Brokered natural gas and marketing – non-cash stock-based	516	506
compensation
Direct operating – non-cash stock-based compensation	588	886
Exploration expenses – non-cash stock-based compensation	690	732
General & administrative – non-cash stock-based compensation	11,113	11,080
Deferred compensation plan – non-cash adjustment	16,056	(5,624)

(Loss) income before income taxes, as adjusted	(27,831)	50,235	-155%

Income tax (benefit) expense, as adjusted
Current	-	-
Deferred (a)	(10,697)	19,299
Net (loss) income excluding certain items, a non-GAAP measure	$(17,134)	$ 30,936	-155%

Non-GAAP (loss) income per common share
Basic	$ (0.10)	$ 0.19	-153%
Diluted	$ (0.10)	$ 0.19	-153%

Non-GAAP diluted shares outstanding, if dilutive	166,803	166,066

(a)   Deferred taxes are estimated to be approximately 38%.

RANGE RESOURCES CORPORATION

HEDGING POSITION AS OF APRIL 25, 2016

(Unaudited)

	Daily Volume	Hedge Price
Gas
2Q 2016 Swaps	760,000 Mmbtu	$3.21
3Q 2016 Swaps	760,000 Mmbtu	$3.22
4Q 2016 Swaps	760,000 Mmbtu	$3.24

2017 Swaps	205,000 Mmbtu	$2.83

2018 Swaps	50,000 Mmbtu	$2.88

Oil
2Q 2016 Swaps	6,000 bbls	$59.21
3Q 2016 Swaps	5,750 bbls	$58.73
4Q 2016 Swaps	5,750 bbls	$58.73

2017 Swaps	1,000 bbls	$50.13

C2 Ethane 3Q 2016 Swaps	500 bbls	$0.22/gallon
4Q 2016 Swaps	500 bbls	$0.22/gallon

2017 Swaps	1,000 bbls	$0.25/gallon

C3 Propane
2Q 2016 Swaps	5,500 bbls	$0.60/gallon
3Q 2016 Swaps	5,500 bbls	$0.60/gallon
4Q 2016 Swaps	5,500 bbls	$0.60/gallon

C4 Normal Butane
2Q 2016 Swaps	3,918 bbls	$0.66/gallon
3Q 2016 Swaps	4,000 bbls	$0.66/gallon
4Q 2016 Swaps	4,000 bbls	$0.66/gallon

C5 Natural Gasoline
2Q 2016 Swaps	3,250 bbls	$1.14/gallon
3Q 2016 Swaps	3,500 bbls	$1.11/gallon
4Q 2016 Swaps	3,500 bbls	$1.11/gallon

2017 Swaps	1,000 bbls	$0.92/gallon

NOTE:  SEE WEBSITE FOR OTHER SUPPLEMENTAL INFORMATION FOR THE PERIODS